===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Thermo Fibergen Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Thermo Fibergen Inc.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

8 Alfred Circle
Bedford, Massachusetts  01730

                                                        April 14, 1999

Dear Stockholder:

     The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermo Fibergen Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 2, 1999 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                              Yours very truly,



                              /s/ YIANNIS A. MONOVOUKAS
                              YIANNIS A. MONOVOUKAS
                              President and Chief Executive Officer

8 Alfred Circle
Bedford, Massachusetts  01730

                                                        April 14, 1999


To the Holders of the Common Stock of
THERMO FIBERGEN INC.

                            NOTICE OF ANNUAL MEETING

     The 1999 Annual Meeting of the Stockholders of Thermo Fibergen Inc. (the "Corporation") will be held on Thursday, May 27, 1999 at 9:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.   Election of six directors.
2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.


                                        SANDRA L. LAMBERT
                                            Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Fibergen Inc. (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999, at 9:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 8 Alfred Circle, Bedford, Massachusetts 01730. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 16, 1999.


                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of six directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock, $.01 par value, of the Corporation ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     Nominees for election as directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With respect to the election of directors, broker non-votes and withholdings of authority to vote will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999 consisted of 14,715,000 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999 are entitled to vote at the meeting. Each share is entitled to one vote.


                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal.


Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of Common Stock and of the common stock of the Corporation's parent company, Thermo Fibertek Inc. ("Thermo Fibertek"), a manufacturer of papermaking and paper-recycling equipment, and Thermo Fibertek's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


---------------------------------------------------------------------------------------------------------------
Anne T. Barrett              Ms. Barrett, 69, has been a director of the Corporation since July 1996.  Ms.
                             Barrett has been an independent consultant on investor relations and communications matters since her retirement from Thermo Electron in November
                             1993.  Prior to that time, Ms. Barrett was director of corporate communications for Thermo Electron for more than five years.
---------------------------------------------------------------------------------------------------------------
Francis L. McKone            Mr. McKone, 64, has been a director of the Corporation since March 1998.  Mr.
                             McKone is the chief executive officer and chairman of the board of Albany
                             International Corp., a worldwide supplier of paper machine fabrics, positions he has held since 1993 and 1998, respectively.  From 1984 to 1998, he was also president of Albany International Corp. and from 1984 to 1993, he was that company's co-chief executive officer.  He is also a director of Albany
                             International Corporation and Thermo Fibergen Inc.
---------------------------------------------------------------------------------------------------------------
Yiannis A. Monovoukas        Dr. Monovoukas, 38, has been president, chief executive officer and a director of the Corporation since its incorporation in February 1996.  Dr. Monovoukas was a corporate business analyst with Thermo Electron from July 1995 to February 1996.
                             From 1993 through June 1995, Dr. Monovoukas was a graduate student at the Harvard
                             Business School.  From 1990 until 1993 he was a staff scientist/engineer with
                             Raychem Corporation, a materials science company, which he joined upon completion of a Ph.D. program in chemical engineering at Stanford University.
---------------------------------------------------------------------------------------------------------------
Jonathan W. Painter          Mr. Painter, 40, has been a director of the Corporation since its incorporation in February 1996.  Mr. Painter has been executive vice president, operations, of
                             Thermo Fibertek since September 1997, was treasurer of Thermo Electron from
                             August 1994 through June 1997 and was treasurer of Thermo Fibertek from October
                             1994 through June 1997.  Mr. Painter served as director of strategic planning of
                             Thermo Fibertek from February 1993 through August 1994.  For five years prior to that time, Mr. Painter was associate general counsel of Thermo Electron and its subsidiaries.  Mr. Painter is also a director of Thermo BioAnalysis Corporation.
---------------------------------------------------------------------------------------------------------------
William A. Rainville         Mr. Rainville, 57, has been chairman of the board and a director of the
                             Corporation since its incorporation in February 1996.  Mr. Rainville has been president and chief executive officer of Thermo Fibertek since its inception in
                             November 1991 and a director of Thermo Fibertek since January 1992.  From 1984 until January 1993, Mr. Rainville was president and chief executive officer of
                             Thermo Web Systems Inc., a subsidiary of Thermo Fibertek.  Mr. Rainville has been the chief operating officer, recycling and resource recovery, of Thermo Electron since September 1998.  He was a senior vice president of Thermo Electron from
                             March 1993 through September 1998 and vice president from 1986 to 1993.  Mr.
                             Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibertek,
                             Thermo TerraTech Inc. and ThermoRetec Corporation.
---------------------------------------------------------------------------------------------------------------
Roger D. Wellington          Mr. Wellington, 72, has been a director of the Corporation since April 1998.  Mr.
                             Wellington serves as the president and chief executive officer of Wellington
                             Consultants, Inc. and of Wellington Associates Inc., international business consulting firms he founded in 1994 and 1989, respectively.  Prior to 1989, Mr.
                             Wellington served as chairman of the board of Augat Inc., a manufacturer of electromechanical components and systems, for more than five years.  Prior to
                             1988, Mr. Wellington also served as the chief executive officer and president of
                             Augat Inc. for more than ten years.  Mr. Wellington is also a director of
                             Photoelectron Corporation and Thermo Electron.
---------------------------------------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Mr. McKone (Chairman) and Mr. Wellington. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. McKone and Mr. Wellington (Chairman). The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met four times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served that were held during fiscal 1998.


Compensation of Directors


     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. Monovoukas, Mr. Painter and Mr. Rainville are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Fibertek or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Fibertek or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 1,766 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors.
The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to outside directors. A total of 200,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

     Under the Directors Plan, each outside director was granted an option to purchase 20,000 shares of Common Stock upon the effective date of the Corporation's initial public offering. The size of awards to new directors appointed to the board of directors after 1996 is reduced by 5,000 shares each year. Outside directors who join the board of directors after 1999 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 5,000 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the Annual Meeting of the Stockholders to be held in 2000. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 1999, options to purchase 45,000 shares of Common Stock were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 155,000 shares of Common Stock were available for future grant.


Stock Ownership Policies for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."

     In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership and Retention Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as of the common stock of Thermo Fibertek, the Corporation's parent company, and Thermo Electron, Thermo Fibertek's parent company, as of January 31, 1999, with respect to (i) each director, (ii) the chief executive officer and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                                 Thermo Fibergen               Thermo               Thermo Electron
                 Name (1)                           Inc. (2)              Fibertek Inc.  (3)        Corporation (4)
-------------------------------------------   ---------------------     ---------------------     -------------------
Thermo Electron Corporation (5)............         10,686,750                           N/A                     N/A
Anne T. Barrett............................             21,000                         1,000                   5,235
Francis L. McKone..........................             16,018                         2,311                       0
Yiannis A. Monovoukas......................            134,450                       110,700                  17,350
Jonathan W. Painter........................             20,000                       115,594                  29,437
William A. Rainville.......................             43,000 (6)                   690,777                 359,409
Roger D. Wellington........................             11,748                        17,250                  38,050
All directors and current executive
   officers as a group (8 persons).........            253,216                     1,103,025                 981,231

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Ms. Barrett, Mr. McKone, Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 20,000, 15,000, 120,000, 20,000, 40,000, 11,000 and 233,000 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Mr. McKone, Mr. Wellington and by all directors and current executive officers as a group include 1,018, 748 and 1,766 shares, respectively, allocated through January 2, 1999, to their respective accounts maintained under the Deferred Compensation Plan. None of the directors or the chief executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.71% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Fibertek beneficially owned by Mr. McKone, Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 1,000, 109,200, 98,900, 550,000, 8,250 and 909,850 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Fibertek beneficially owned by Mr. Painter include 15 shares held in a custodial account for the benefit of his minor child. Shares beneficially owned by Mr. McKone and by all directors and current executive officers as a group include 1,311 shares allocated through January 2, 1999 to Mr. McKone's account maintained under the Thermo Fibertek deferred compensation plan for directors. Except for Mr. Rainville, who beneficially owned 1.12% of the common stock of Thermo Fibertek outstanding as of January 31, 1999; none of the directors or the chief executive officer beneficially owned more than 1% of the common stock of Thermo Fibertek outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.79% of Thermo Fibertek common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 15,125, 23,675, 293,287, 9,125 and 803,984 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Painter and all directors and current executive officers as a group include 590 and 3,087 shares, respectively, allocated through January 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares of the common stock of Thermo Electron beneficially owned by Mr. Wellington and by all directors and current executive officers as a group include 24,145 shares allocated through January 2, 1999 to Mr. Wellington's account maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Barrett include 3,510 shares held by a trust of which Ms. Barrett and her spouse are the trustees. None of the directors or the chief executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the Thermo Electron common stock outstanding as of January 31, 1999.

(5) As of January 31, 1999, Thermo Electron, primarily through its majority-owned subsidiary, Thermo Fibertek, beneficially owned approximately 72.62% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 1999, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) As of January 31, 1999, Mr. Rainville also beneficially owned 1,500 redemption rights issued by the Corporation. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of Common Stock back to the Corporation during certain periods in the future at a price of $12.75 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances. Mr. Francis L. McKone, a director of the Corporation, filed one Form 4 late, reporting an exempt grant of stock options. Thermo Electron filed five Form 4s late, reporting a total of seven transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                                          Summary Compensation Table
-------------------------------------------------------------------------------------------------------------
                                                                        Long Term
                                                                       Compensation
                                                                 ------------------------
                                          Annual Compensation     Securities Underlying
         Name and             Fiscal    ----------------------    Options (No. of Shares           All Other
    Principal Position         Year       Salary       Bonus         and Company) (1)          Compensation (2)
--------------------------   --------   ----------   ---------   ------------------------   -----------------------
Yiannis A. Monovoukas           1998     $130,000     $48,500        40,000 (TFG)                   $5,625
  President and Chief                                                 3,400 (TMO)
  Executive Officer                                                   2,000 (MKA)
                                                                      2,000 (ONX)
                                                                      4,000 (RGI)
                                                                      2,000 (TDX)
                                                                     79,200 (TFT)
                                                                      1,000 (TISI)
                                                                      2,000 (TRIL)
                                                                      1,500 (VIZ)
                                                                      2,000 (TRCC)
                                1997     $120,000     $64,000           400 (TMO)                   $5,344
                                1996     $100,000     $60,500        80,000 (TFG)                       --
                                                                         75 (TMO)
                                                                      2,000 (TBA)
                                                                     30,000 (TFT)
                                                                      2,000 (TLT)
                                                                      6,000 (TOC)
                                                                      4,000 (TMQ)
                                                                      2,000 (TSR)
                                                                      2,000 (TXM)
-------------------------------------------------------------------------------------------------------------


(1)  Options granted by the Corporation are designated in the table as "TFG."
     In addition, Dr. Monovoukas has also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program:
     Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibertek (designated in the table as TFT), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as
     TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made by the Corporation on behalf of Dr. Monovoukas in connection with his participation in the Thermo Electron 401(k) plan.

Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's chief executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                                       Option Grants in Fiscal 1998
---------------------------------------------------------------------------------------------------------------
                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                  Percent of                              Annual Rates of Stock
                          Number of Securities   Total Options                            Price Appreciation
                           Underlying Options     Granted to     Exercise           b              for
                              Granted and        Employees in    Price Per   Expiration       Option Term
Name                          Company (1)        Fiscal Year       Share        Date         5%         10%
---------------------     --------------------   -------------   ---------   ----------   ---------   ---------
Yiannis A. Monovoukas      40,000  (TFG)            49.1 %         $ 8.43     12/02/05     $137,200    $320,000
                              500  (TMO)              .02% (3)     $34.50     06/02/03     $  4,765    $ 10,530
                            2,900  (TMO)             0.1 % (3)     $16.20     09/23/03     $ 12,992    $ 28,681
                            2,000  (MKA)             0.7 % (3)     $14.23     01/21/05     $ 11,580    $ 27,000
                            2,000  (ONX)             0.2 % (3)     $14.25     01/21/08     $ 17,920    $ 45,420
                            4,000  (RGI)             0.8 % (3)     $ 4.00     01/21/05     $  6,520    $ 15,160
                            2,000  (TDX)             0.2 % (3)     $ 9.56     01/21/05     $  7,780    $ 18,140
                           19,200  (TFT)             2.0 % (3)     $ 7.95     09/22/03     $ 42,240    $ 93,120
                           60,000  (TFT)             6.2 % (3)     $ 5.83     12/01/05     $142,200    $331,800
                            1,000  (TISI)            1.7 % (3)     $10.00     01/21/08     $  6,290    $ 15,940
                            2,000  (TRIL)            1.1 % (3)     $ 8.25     01/21/08     $ 10,380    $ 26,300
                            1,500  (VIZ)             0.4 % (3)     $ 7.25     01/21/05     $  4,425    $ 10,320
                            2,000  (TRCC)            0.2 % (3)     $ 4.00     01/21/08     $  5,040    $ 12,740
---------------------------------------------------------------------------------------------------------------

(1) The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of
     (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to ten years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 7 for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's chief executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

             Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values
---------------------------------------------------------------------------------------------------------------
                                                                           Number of             Value of
                                                                           Securities           Unexercised
                                                                           Underlying           In-The-Money
                                                                           Unexercised          Options at
                                           Shares                          Options at              Fiscal
                                          Acquired                          Year-End              Year-End
                                             on           Value           (Exercisable/         (Exercisable/
        Name              Company (2)     Exercise     Realized (1)     Unexercisable) (2)      Unexercisable)
---------------------     -----------     --------     ------------     ------------------     ----------------
Yiannis A. Monovoukas         (TFG)          --            --            120,000 /0            $10,320  /--
                              (TMO)          --            --              3,875 /0            $ 1,415  /--
                              (MKA)          --            --              2,000 /0            $     0  /--
                              (ONX)          --            --              2,000 /0            $     0  /--
                              (RGI)          --            --              4,000 /0            $     0  /--
                              (TDX)          --            --              2,000 /0            $     0  /--
                              (TBA)          --            --              2,000 /0            $ 5,376  /--
                              (TFT)          --            --            109,200 /0            $73,980  /--
                             (TISI)          --            --                  0 /1,000          --     /$0 (3)
                              (TLT)          --            --                  0 /2,000          --     /$0 (3)
                              (TOC)          --            --              6,000 /0            $     0  /--
                              (TMQ)          --            --              4,000 /0            $ 1,252  /--
                              (TSR)          --            --              2,000 /0            $     0  /--
                             (TRIL)          --            --                  0 /2,000          --     /$0 (3)
                              (VIZ)          --            --              1,500 /0            $     0  /--
                             (TRCC)          --            --                  0 /2,000          --     /$0 (3)
                              (TXM)          --            --              2,000 /0            $     0  /--
---------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of the fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a two- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote
     (1) on page 7 for the company abbreviations used in this table.

(3) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason," as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998, Thermo Electron authorized an executive retention agreement with Dr. Monovoukas. This agreement provides that in the event Dr. Monovoukas' employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Dr. Monovoukas would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that Dr. Monovoukas holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Dr. Monovoukas would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Dr. Monovoukas would have been approximately $200,000. In the event that payments under this agreement are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Dr. Monovoukas would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Paper Products Industry Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below. In fiscal 1998, the only executive officer whose compensation was paid by the Corporation was Dr. Monovoukas. All of the other executive officers are full-time employees of Thermo Electron and their compensation is paid by Thermo Electron.


Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities.

     Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.


     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock of the Corporation and common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermo Fibertek, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest to in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

     The Committee periodically awards stock-based compensation in the form of stock options or restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation, as described above.


Stock Ownership Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     The Committee has established a stock holding policy for the chief executive officer of the Corporation that requires him to own a multiple of his compensation in shares of the Corporation's Common Stock. The multiple is one times his base salary and reference incentive compensation for the fiscal year and the Committee deemed it appropriate to permit the chief executive officer to achieve this ownership level over a three-year period.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market.
Any loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding under this program in 1998. See "Relationship with Affiliates -- Stock Holding Assistance Plan."

     The Committee also has established a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.


Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as

"performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).


1998 CEO Compensation

     The compensation of Dr. Monovoukas is established using the same criteria as described above for all executive officers. The Committee approved a salary increase for Dr. Monovoukas for fiscal 1998 that reflected its practice of gradual adjustment combined with a recognition of the growth in the Corporation. In determining Dr. Monovoukas' performance-based incentive compensation for fiscal 1998, the Committee considered the financial performance of the Corporation and, to a lesser extent, its parent company, Thermo Fibertek, using the measures described above for all executive officers under "Components of Executive Compensation - Annual Cash Compensation - Performance-based Incentive Compensation." Given that the Corporation is in its early stages of development, the Committee weighted its subjective evaluation of Dr. Monovoukas' performance more heavily than it did for other executives within the Thermo Electron organization. The Committee's subjective evaluation included, among other things, the progress achieved in demonstrating the efficacy of the Corporation's technology and the introduction of granule products for new markets. In particular, the Committee noted Dr. Monovoukas' achievement in the start-up of operations at its fiber-recovery and water clarification facility in Cowpens, South Carolina. However, the financial measures used to determine performance-based incentive compensation caused Dr. Monovoukas' annual incentive compensation to be lower than the previous year.

     Awards to Dr. Monovoukas of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-term Incentive Compensation." An award of options to purchase 40,000 shares of Common Stock was made by the Committee to Dr. Monovoukas in fiscal 1998 based on the Committee's assessment of Dr. Monovoukas' total compensation. The awards to Dr. Monovoukas in fiscal 1998 of options to purchase 2,900 shares of the common stock of Thermo Electron and 79,200 shares of the common stock of Thermo Fibertek were made by the human resources committees of the board of directors of the granting companies using a methodology similar to that described for the Corporation.

     Due to Dr. Monovoukas' position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time he may receive awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Awards of stock options to purchase 2,000 shares of the common stock of Metrika Systems Corporation, 2,000 shares of the common stock of ONIX Systems Inc., 4,000 shares of the common stock of The Randers Killam Group Inc., 2,000 shares of the common stock of Thermedics Detection Inc., 1,000 shares of the common stock of Thermo Information Solutions Inc., 2,000 shares of the common stock of Thermo Trilogy Corporation, 1,500 shares of the common stock of Thermo Vision Corporation and 2,000 shares of the common stock of Trex Communications Corporation, were made to Dr. Monovoukas under this program in fiscal 1998. The award to purchase 500 shares of common stock of Thermo Electron granted to Dr. Monovoukas in fiscal 1998 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.

                         Roger D. Wellington (Chairman)
                               Francis L. McKone

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock was first publicly traded on September 13, 1996 as part of a unit ("Unit") consisting of one share of Common Stock and one right to have the share of Common Stock redeemed by the Corporation during certain periods in the future at a price of $12.75 per share (a "Redemption Right") and, as a result, the following graph commences as of such date. From September 13, 1996 to December 13, 1996, the Common Stock was traded in Units. Beginning on December 13, 1996, the Common Stock and the Redemption Rights began to trade separately from each other. The following graph approximates the price of the Common Stock in the absence of the Redemption Rights by subtracting from the closing price of the Units on their first day of trading the closing price of the Redemption Rights on their first day of separate trading. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group as of the last trading day of the Corporation's fiscal year.


      Comparison of Total Return Among Thermo Fibergen Inc., the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the
  Paper Products Industry Group from September 13, 1996 to December 31, 1998

                             [GRAPH APPEARS HERE]

                  9/13/96       12/27/96        1/2/98      12/31/98
--------------------------------------------------------------------
TFG                   100             93            86            80
--------------------------------------------------------------------
AMEX                  100            101           124           126
--------------------------------------------------------------------
DJ Paper              100             97           108           109
--------------------------------------------------------------------


     The total return for the Corporation's Common Stock (TFG), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ PAPER) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFG."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Fibertek has created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a corporate services agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services for fiscal 1998. The annual fee will remain at 0.8% of the Corporation's revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $42,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In fiscal 1998, the Corporation was billed an additional $58,000 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     During fiscal 1998, two wholly-owned subsidiaries of Thermo Fibertek performed certain laboratory and administrative services for the Corporation, for which the Corporation paid $69,000.

     In July 1996, the Corporation entered into a supply and license agreement with Thermo Fibertek in which Thermo Fibertek granted to the Corporation a worldwide, royalty-free license to use Thermo Fibertek's proprietary fiber "scalping" technology in the pulp and paper industry. The agreement has an initial term of eight years and is subject to annual renewals thereafter. The Corporation's rights under the agreement are exclusive for a period of at least five years and such exclusivity will continue thereafter if the Corporation has purchased at least 35 scalping units from Thermo Fibertek within the first five years of the license and at least five such units in each subsequent year. The agreement also provides that Thermo Fibertek will be the exclusive manufacturer of products based on the licensed technology. Through year-end 1998, the Corporation had purchased two scalping units from a wholly-owned subsidiary of Thermo Fibertek. During fiscal 1998, the Corporation paid $173,000 for one of such units for use in its fiber-recovery and water-clarification systems.

     During fiscal 1998, in addition to the scalping unit described above, the Corporation purchased equipment for use in its fiber-recovery and water-clarification systems from wholly-owned subsidiaries of Thermo Fibertek for an aggregate of $268,000.

     As of January 2, 1999, $6,707,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     As of January 2, 1999, $300,000 was owed to the Corporation by Thermo Electron and its other subsidiaries for taxes, net of amounts owed to Thermo Electron and its other subsidiaries for amounts due under the Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount due to the Corporation from Thermo Electron and its other subsidiaries since December 3, 1998 was also $300,000. These amounts do not bear interest and are expected to be paid to the Corporation in the normal course of business.

     In March 1999, the Corporation purchased 250,000 shares of Common Stock from Thermo Electron for an aggregate of $2,227,000. As authorized by the Corporation's board of directors, the purchase price was the fair market value of the shares of Common Stock. The fair market value of such shares was determined based on the average of the closing prices of the Common Stock as reported on the American Stock Exchange, Inc. for the five trading days preceding March 18, 1999, the date the parties entered into a definitive stock purchase agreement. Thermo Electron had previously purchased the shares of Common Stock in open market transactions for an aggregate purchase price of approximately $1,970,000.


Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that requires its chief executive officer to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to the chief executive officer, to enable him to purchase Common Stock in the open market. Loans will be repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. No such loans were outstanding in 1998.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1996. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.


                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 15, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 2, 2000.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Bedford, Massachusetts
April 14, 1999

                                 FORM OF PROXY

                             THERMO FIBERGEN INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints William A. Rainville, Yiannis A. Monovoukas and Theo Melas-Kyriazi, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Fibergen Inc., a Delaware corporation (the "Company"), to be held on Thursday, May 27, 1999 at 9:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[x]       votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [_]          WITHHELD       [_]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any): ______________________________________


Nominees:  Anne T. Barrett, Francis L. McKone, Yiannis A. Monovoukas, Jonathan
W. Painter, William A. Rainville and Roger D. Wellington.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.